Exhibit 99.2

/C O R R E C T I O N -- Yuhe International, Inc./

In the press release entitled “Yuhe International, Inc. Announces Third Quarter 2010 Results” dated November 15, 2010 and issued over PR Newswire Asia, the last sentence of the second paragraph in the section entitled “Outlook” should have read "Upon full operations of all of our acquired farms, we expect to have a company-wide production capacity of 2.23 million sets of parent breeders," instead of "Upon full operations of all of our acquired farms, we expect to have in total 430,000 sets of hatchers with a hatching capacity of 43 million broilers per year.” The complete, corrected release follows:

Yuhe International, Inc. Announces Third Quarter 2010 Results
~Revenues Increased 62.4% to $21.4 Million~
~Net Income and Diluted EPS Increased 75.7% and 73.1%, Respectively~

WEIFANG, Shandong, China. Nov. 15, 2010 /PRNewswire-Asia-FirstCall/ -- Yuhe International, Inc. (Nasdaq: YUII) ("Yuhe" or "the Company"), a leading supplier of day-old chicken raised for meat production, or broilers, in the People's Republic of China ("PRC"), today announced its financial results for the quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Net revenue increased 62.4% to $21.4 million year-over-year
•	Sales volume increased 34.2% to 40.3 million birds
•	Gross profit increased 67.6% to $8.7 million
•	Gross margin increased 130 basis points to 40.4%
•	Operating income increased 73.9% to $7.4 million
•	Operating margin increased 230 basis points to 34.6%
•	Net income increased 75.7% to $7.3 million
•	Diluted EPS increased 73.1% to $0.45
•
Yuhe purchased five breeder farms in Liaoning Province, with a total production capacity of 430,000 sets of parent breeders, and Yuhe became the largest supplier of day-old broilers in China in terms of production capacity.

"Our strong third quarter sales growth was driven by an increase in both volume and average selling prices," commented Mr. Zhentao Gao, Chairman and Chief Executive Officer of Yuhe. "We are particularly pleased with our gross margin performance which benefited from higher average selling prices and our ability to optimize our input costs by locking in favorable fixed prices for external eggs when the market was not as strong as it is today. Yuhe's management team, based on its many years of experience and industry expertise, correctly forecast the current supply shortage and took action to capitalize on the opportunity.  As a result, we are benefiting from a situation where average selling prices are rising at a faster rate than our input costs.  The current average selling price of day-old-broilers is approximately RMB 3.4 and we expect this favorable supply/demand imbalance to persist into at least the first half of next year."

Third Quarter 2010 Results

Net revenue for the third quarter of 2010 increased 62.4% to $21.4 million, compared to $13.2 million for the same period last year. The increase was mainly driven by a 34.2% gain in sales volume of day-old broilers to 40.3 million from 30.1 million in the comparable period last year. The average selling price per broiler was RMB 3.28 in the third quarter of 2010, up 15% from RMB 2.85 in the same period last year. Sales of broilers accounted for $19.5 million or 90.8% of the Company's net revenue.

Gross profit increased 67.6% year over year to $8.7 million, compared to $5.2 million in the same period last year. Gross margin increased 130 basis points to 40.4% from 39.1% in the same quarter last year.  The increase in gross margin was mainly attributable to the increase in the average selling price per broiler compared to the same period last year.

Operating income increased 73.9% to $7.4 million, compared to $4.3 million in the same period of 2009. Operating margin increased 230 basis points to 34.6%, compared to 32.3% in the same quarter of 2009.  The increase was primarily due to operating leverage from higher sales.

Net income increased 75.7% to $7.3 million from $4.1 million in the same period last year.  Diluted earnings per share increased 73.1% to $0.45 from $0.26 in the prior year period.

Nine Month Results

In the nine months ended September 30, 2010, Yuhe reported net revenues increased 34.5% to $45.7 million, from $34.0 million in the nine months ended September 30, 2009. Gross profit grew 38.7% year-over-year to $16.7 million, with a gross margin of 36.5%, as compared to 35.4% in the same period of 2009. Operating income rose 41.3% to $13.5 million, with an operating margin of 29.6%. Net income increased 45.0% to $13.3 million, or $0.82 per diluted share, compared to $9.2 million, or $0.57 per diluted share, in the same period of 2009.

Financial Condition

As of September 30, 2010, the Company held $27.4 million in cash and cash equivalents, as compared to $14.0 million at year-end 2009. Working capital was $16.4 million with a 1.8:1 current ratio. The Company had $73.2 million in shareholders' equity compared to $55.3 million at year-end 2009. Yuhe generated $16.1 million in operating cash flow in the nine months ended September 30, 2010.

Recent Developments

•
In October and November 2010, Yuhe sold 4,140,000 shares of its common stock in aggregate in a public offering at $7.00 per share for aggregate gross proceeds of approximately $29.0 million.  The Company intends to use the net proceeds from the sale of the common stock for future acquisitions, capital expenditures and general corporate and working capital purposes.

•
Between May and July 2010, Yuhe signed a series of supply contracts with two suppliers to purchase external eggs to be produced by 420,000 sets of parent breeders at fixed prices of between RMB 1.45 and RMB 1.50 per egg.

•
In July 2010, Yuhe announced that its wholly owned subsidiary, Weifang Yuhe Poultry Co., Ltd., entered into an asset purchase agreement with Liaoning Haicheng Songsen Stock Farming and Feed Company Limited to purchase five breeder farms in Haicheng City, Liaoning Province. The payment included RMB 21.3 million (approximately $3.2 million) in cash and approximately 300,000 restricted shares of Yuhe common stock calculated at a price of $10 per share. The restricted shares are subject to a six-month lock-up period. The five breeder farms have a total production capacity of 430,000 sets of parent breeders.

Outlook

Mr. Gao added, "We are pleased to announce that we began to generate revenues from the new parent breeders that we purchased in Shangong Province in 2009 and early 2010.  Of the 13 farms purchased, nine have begun operations and the other four farms are expected to commence operations by the end of the first quarter of 2011.  We also completed the construction of our new hatchery in September 2010.  Given our increased capacity and the higher average selling prices in the market, we believe our full year 2010 broiler output and net income will surpass our previously provided forecast.  For 2011, we continue to expect broiler output of approximately 250 million.

"Our acquisition of the five breeder farms in Liaoning Province provides us with a production base outside of Shandong Province and is an important milestone in our path toward becoming the leading company in the national broiler market in China.  We are in the process of upgrading the facilities and training the employees at these farms and plan to put the first four farms into production by the end of the first quarter of 2011 and the fifth farm into production by the end of the second quarter of 2011.  Upon full operations of all of our acquired farms, we expect to have a Company-wide production capacity of 2.23 million sets of parent breeders.

"The capital we raised in our recent financing, combined with our internally generated cash resources, provides us with flexibility to capitalize on potential acquisition opportunities within our industry.  We continue to view this as a very attractive time to make acquisitions and are currently evaluating additional targets that represent a total capacity of between 1.0 million and 1.2 million sets of parent breeders.  We are committed to delivering sustainable growth in shareholder value and keeping this principle foremost in our mind when evaluating any potential future acquisitions."

Conference Call

The Company will host a conference call at 9:00 a.m. EST on Tuesday, November 16, 2010, to discuss financial results for the third quarter of 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 509-7549. International callers should dial (706) 902-4287. When promoted, enter the conference passcode: 21983505.

A replay will be available for 30 days beginning on Tuesday, November 16, 2010 at 10:00 a.m. EST. To access the replay, dial (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter the conference passode: 21983505.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the largest day-old broiler breeder in China. The Company's main operations involve breeding, as all broilers are sold within a day of hatching. Headquartered in Weifang, Shandong Province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., which largely supplies the Company's internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

YUHE INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Stated in US Dollars)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,359,186	$14,047,147
Accounts receivable, net of allowances of $18,947 and $18,868	923	838
Inventories	9,379,174	6,560,783
Advances to suppliers	395,790	359,179
Deferred tax assets	11,091	17,766
Total current assets	37,146,164	20,985,713

Plant and equipment, net	45,548,163	29,556,712
Deposits paid for acquisition of long term assets	4,955,473	16,082,613
Notes receivable, net and other receivable, net	68,726	33,635
Unlisted investments held for sale	-	300,172
Intangible assets, net	2,860,423	2,851,411
Net investment in direct financing lease	414,932	382,742
Long term prepaid rent	11,618,593	6,570,038
Total assets	$102,612,474	$76,763,036

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term borrowings	$298,592	-
Accounts payable	10,847,542	$5,740,912
Current portion of long term loans	2,060,286	9,433,686
Other payable	1,132,788	1,343,901
Accrued expenses and payroll related liabilities	3,303,062	2,366,134
Advances from customers	2,496,681	678,366
Other taxes payable	152,414	150,764
Loan from director	298,592	292,517
Other liabilities	146,938	143,949
Due to related companies	1,208	1,208
Total current liabilities	20,738,103	20,151,437

Non-current liabilities
Long-term loans	8,659,172	1,360,206
Total liabilities	29,397,275	21,511,643

Stockholders' Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 500,000,000 shares authorized, 16,109,563 and 15,722,180 equivalent shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	16,109	15,722
Additional paid-in capital	33,953,555	30,672,849
Retained earnings	36,586,637	23,316,794
Accumulated other comprehensive income	2,658,898	1,246,028
Total stockholders' equity	73,215,199	55,251,393

Total liabilities and stockholders' equity	$102,612,474	$76,763,036

YUHE INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED) (Stated in US Dollars)

	For The Three Months Ended		For The Nine Months Ended
	Sept 30		Sept 30
	2010	2009	2010	2009

Net revenue	$21,443,626	$13,208,230	$45,679,174	$33,956,993

Cost of revenue	(12,787,081)	(8,042,920)	(28,999,187)	(21,926,699)

Gross profit	8,656,545	5,165,310	16,679,987	12,030,294

Operating Expenses
Selling	(239,504)	(113,776)	(552,019)	(315,372)
General and administrative expenses	(996,607)	(784,402)	(2,627,746)	(2,163,639)

Total operating expenses	(1,236,111)	(898,178)	(3,179,765)	(2,479,011)

Income from operations	7,420,434	4,267,132	13,500,222	9,551,283

Non-operating income (expenses)
Interest income	86	41	225	182
Other income (expenses)	7,032	(3,130)	15,116	1,531
(Loss) gain on disposal of fixed assets	1,857	(1,081)	1,681	26,697
Investment income	42	-	15,657	15,509
Interest expenses	(141,000)	(115,809)	(256,137)	(441,236)

Total other income (expenses)	(131,983)	(119,979)	(223,458)	(397,317)

Net income before income taxes	7,288,451	4,147,153	13,276,764	9,153,966
Income tax expenses	(991)	-	(6,921)	-

Net income	$7,287,460	$4,147,153	$13,269,843	$9,153,966

Other comprehensive income
Foreign currency translation	1,148,461	51,919	1,412,870	103,997
Comprehensive income	$8,435,921	$4,199,072	$14,682,713	$9,257,963

Earnings per share
Basic	$0.46	$0.26	$0.84	$0.58
Diluted	$0.45	$0.26	$0.82	$0.57

Weighted average shares outstanding
Basic	15,992,172	15,722,180	15,846,775	15,722,180
Diluted	16,199,491	15,931,379	16,094,677	15,931,379

YUHE INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Stated in US Dollars)

	For The Nine Months Ended
	Sept 30
	2010	2009
Cash flows from operating activities
Net income	$13,269,843		$9,153,966
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	545,093		545,127
Depreciation	1,747,501		1,556,610
Amortization	49,332		49,144
Capitalized interest in construction in progress	(457,511)
Loss (gain) on disposal of fixed assets	(1,681)		(26,697)
Changes in operating assets and liabilities:
Accounts receivable	(66)		(15)
Advances to suppliers	(112,179)		(868,859)
Prepaid expenses			(11,622)
Inventories	(2,635,593)		676,030
Deferred tax assets	6,921
Deferred expenses			51,488
Long term prepaid rent	169,775		-
Accounts payable	1,105,592		586,255
Other payable	(234,245)		464,785
Accrued expenses and payroll related liabilities	881,303		72,155
Advances from customers	1,772,915		533,066
Other taxes payable	(1,455)		9,223

Net cash provided by operating activities	16,105,545		12,790,656

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(3,574,343)		(4,944,105)
Advance to notes receivable	(28,039)		(25,282)
Proceeds from disposal of fixed assets	5,868		27,778
Advance to related companies	-		944,874
Repayment of related companies	-		-
Proceeds from unlisted investments	301,088		-
Investment in direct financing lease	(23,822)		-

Net cash used in investing activities	(3,319,248)		(3,996,735)

Cash flows from financing activities
Proceeds from loan payable	293,410		-
Repayment of loan payable	(293,410)		-
Proceeds from related party payable	-		360,094
Repayment of related party payable	-		(570,506)

Net cash flows (used in) provided by financing activities:	-		(210,412)

Effect of foreign currency translation on cash and cash equivalents	525,742		40,836

Net increase in cash	13,312,039		8,624,345

Cash- beginning of period	14,047,147		13,412,205

Cash- end of period	$27,359,186		$22,036,550

Cash paid during the period for:
Interest paid	$636,590		$1,011,194
Income taxes paid	$-		$-

Supplemental disclosure
Transfer from construction in progress to fixed assets	$2,681,233		$1,831,131
Transfer from advances to suppliers and deposit paid for acquisition of long term assets to fixed assets	$13,522,876		$-
Transfer from deposit paid for acquisition of long term assets to long term prepaid rent	$4,110,265		$-
Cashless exercise of 142,816 warrants	$87		$-
Issue 300,000 restricted shares for purchase of assets	$2,736,000	$

Contact:
Yuhe International, Inc.
Mr. Vincent Hu, Chief Financial Officer
Phone: +86-536-7300-667
Email: vincent.hu@yuhepoultry.com

Mr. Jason Wang, Director of Investor Relations
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

CCG Investor Relations
Mr. Athan Dounis
Phone: +1 (646) 213-1916
Email: athan.dounis@ccgir.com
www.ccgir.com

CONTACT:  Yuhe International, Inc., Mr. Vincent Hu, Chief Financial Officer, +86-536-7300-667, or vincent.hu@yuhepoultry.com, or Mr. Jason Wang, Director of Investor Relations, +1-765-409-1844, or jason.wang@yuhepoultry.com, or CCG Investor Relations, Mr. Athan Dounis, +1-646-213-1916, or athan.dounis@ccgir.com